Exhibit 10.15

BENSON F. SMITH CHAIRMAN, PRESIDENT AND CEO Teleflex Incorporated 155 South Limerick Road Limerick, PA 19468 USA Phone:610-948-1740 Fax: 610-948-2858 www.teleflex.com

October 31, 2013

Laurence G. Miller

Re:  Transition and Post-Employment Benefits Agreement

Dear Larry:

You have informed Teleflex Incorporated (“Teleflex” or the “Company”) of your intention to retire from Teleflex in 2014 and in the interim, that you will step down from your positions as Executive Vice President, Chief Administrative Officer and General Counsel. In light of your long and exemplary service to Teleflex and your continued involvement in transitioning your duties and responsibilities to your successor(s), Teleflex and you hereby agree as follows:

1.

Transition Date. You will cease to be Executive Vice President, Chief Administrative Officer and General Counsel of Teleflex on November 1, 2013 (the “Transition Date”) and hereby resign all such positions and officer positions (other than Secretary) at Teleflex and its affiliates as of the Transition Date.

2.

Employment Status. You will continue to be employed by Teleflex through May 2, 2014 (the “Separation Date”). Between the Transition Date and the Separation Date, you will report directly to Teleflex’s Chief Executive Officer and provide assistance in transitioning your duties and responsibilities to your successor(s).

3.	Continuation of Base Salary. You or your estate will receive continued payment of your current annualized base salary through the Separation Date.

4.

Continuation of Benefits. For a period of two years after the Separation Date, Teleflex will (a) continue your current medical, dental and life insurance coverage on terms substantially similar to those upon which such coverage is provided to active employees of the Company (or, at the Company’s option, reimburse you, on terms substantially similar to your current arrangement, for the cost to you to obtain substantially similar coverage); and (b) provide you with use of a vehicle substantially similar to the vehicle currently used by you (or, at the Company’s option, reimburse you for the cost to you to lease such vehicle) and cover any related maintenance, inspection, registration and insurance costs.

5.

Equity Awards. All of your outstanding equity awards in Teleflex will become fully vested and nonforfeitable on the earlier of January 1, 2014 or your death. The stock options included in these vested equity awards will remain exercisable in accordance with the retirement provisions under Section 8(h) of the Company’s 2008 Stock Incentive Plan.

6.

Severance Agreement. You hereby acknowledge and agree that you are not entitled to any amounts under your Senior Executive Officer Severance Agreement, dated March 26, 2007 and as amended January 1, 2009 (the “Severance Agreement”). Notwithstanding the foregoing, you acknowledge and agree to the restrictive covenants set forth in the Severance Agreement.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to conflicts of laws principles thereof.

8.

Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company, you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following you termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Board that is reasonably expected not to cause such an accelerated or additional tax (provided that the parties do not anticipate that any benefits provided hereunder in the 2014 calendar year will constitute non-qualified deferred compensation under Section 409A). For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code, and references herein to your “termination of employment” shall refer to your separation from service with the Company within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(1)(iv). The benefits described in Paragraph 4 shall be contingent upon your remaining actively employed by Teleflex through January 1, 2014. Notwithstanding the foregoing, such benefits shall commence upon your death or disability (within the meaning of Section 409A) on or prior to such time and shall continue until May 2, 2016.

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If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below.

Teleflex Incorporated

By:	/s/ Benson F. Smith
Name:	Benson F. Smith
Title:	Chairman, President and
Chief Executive Officer

Acknowledged and agreed:

/s/ Laurence G. Miller
By: Laurence G. Miller

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